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                    INFORMATION REQUIRED IN PROXY STATEMENT

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                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                STERLING BANCORP
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                                STERLING BANCORP
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                                                STERLING BANCORP
[LOGO]                               430 PARK AVENUE / NEW YORK, N.Y. 10022

LOUIS J. CAPPELLI
      CHAIRMAN
 & CHIEF EXECUTIVE
      OFFICER

                                                                  March 14, 1997

Dear Shareholder:

Sterling's Annual Meeting of Shareholders will be held on Thursday, April 17, 1997, at 9:30 a.m. at the University Club, 1 West 54th Street, New York, N.Y. in the Council Room, on the 7th Floor, and you are invited to attend.

The earnings and value of Sterling Bancorp grew dramatically in 1996. Earnings increased 46%, average loans outstanding increased 21%, and year-end equity increased 29% over 1995. Given our broad reach, the niche markets we serve, and the strength and liquidity of our balance sheet, Sterling's opportunities for quality growth are vast. The Annual Meeting will provide an opportunity to review with you Sterling's achievements and give you a chance to meet your directors.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. I urge you to sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible.

Thanks for your continued interest and support.

                                         Sincerely,


                                         /s/ Louis J. Cappelli

                                      [LOGO]
                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                            NOTICE OF ANNUAL MEETING

                                 APRIL 17, 1997

     The Annual Meeting of Shareholders of Sterling Bancorp will be held on Thursday, April 17, 1997 at 9:30 o'clock A.M. New York City time at the University Club, 1 West 54th Street, New York, New York 10022-3505, in the Council Room, 7th Floor, to consider and act upon the following matters:

          1. Election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

          2. Approval of Stock Incentive Plan Amendment, as described in the accompanying Proxy Statement.

          3. Such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on March 3, 1997 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and vote at the Annual Meeting.

                                   IMPORTANT

     WE URGE THAT YOU SIGN, DATE AND SEND IN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES PERSONALLY AT THE MEETING, SINCE YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                       By Order of the Board of Directors

                                                  JERROLD GILBERT
                                                          Secretary
March 14, 1997

                                STERLING BANCORP
                                430 Park Avenue
                           New York, N.Y. 10022-3505
                               ------------------

                                PROXY STATEMENT

                               ------------------

                                 MARCH 14, 1997

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp ("Company") with respect to the Annual Meeting of Shareholders of the Company to be held on April 17, 1997. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under "Election of Directors," for the amendment of the Company's Stock Incentive Plan, and on other matters in accordance with the Board of Directors' recommendations, unless the shareholder directs otherwise. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 17, 1997.

     The outstanding shares of the Company at the close of business on March 3, 1997 entitled to vote at the Annual Meeting consisted of 7,781,473 Common Shares, $1 par value ("Common Shares"), and 249,419 Preferred Shares, ("Preferred Shares") of which 1,288 are Series B ($5 par value) and 248,131 are Series D ($5 par value). All outstanding Common Shares and Preferred Shares vote together and not as separate classes.

     The Common Shares and the Preferred Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 3, 1997 are entitled to vote at the Annual Meeting.

     Assuming the presence of a quorum, directors are elected by a plurality of the votes cast; approval of the Stock Incentive Plan Amendment requires the affirmative vote of a majority of the holders of outstanding shares entitled to vote. Accordingly, abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have the effect of a vote cast against the Stock Incentive Plan Amendment but no effect on other matters.

                             ELECTION OF DIRECTORS

     Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on April 17, 1997, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld, the accompanying proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, having been elected at the 1996 Annual Meeting of Shareholders. There is no family relationship between any of the nominees or executive officers. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

     The information set forth in the following table has been furnished by the nominees:

                                                                                   YEAR
         NAME, PRINCIPAL OCCUPATION FOR LAST FIVE YEARS,                        ELECTED A
       BUSINESS EXPERIENCE, DIRECTORSHIPS AND DIRECTORSHIP                       DIRECTOR
      OF THE COMPANY AND OF STERLING NATIONAL BANK ("BANK"),                      OF THE
        A SUBSIDIARY OF THE COMPANY, AND OTHER INFORMATION            AGE        COMPANY
------------------------------------------------------------------   -----      ---------
Joseph M. Adamko*                                                     64          1992
  Former Managing Director, Manufacturers Hanover Trust Co.; Vice
  Chairman of the Company and of the Bank

Lillian Berkman*                                                      74          1989
  President and Chief Executive Officer, General Alarm Corporation

Louis J. Cappelli *                                                   66          1971
  Chairman of the Board and Chief Executive Officer of the
  Company; Chairman of the Board of the Bank

Walter Feldesman*                                                     79          1975
  Counsel, Baer Marks & Upham

Allan F. Hershfield                                                   65          1994
  President, Fashion Institute of Technology

Henry J. Humphreys                                                    68          1994
  Executive Director, Chancellor and Chief Operating Officer,
  American Association of the Sovereign Military Order of Malta

John C. Millman*                                                      54          1988
  President of the Company; President, Chief Executive Officer of
  the Bank

Maxwell M. Rabb                                                       86          1989
  Counsel, Kramer, Levin, Naftalis, Nessen, Kamin & Frankel;
  former United States Ambassador to Italy

Eugene T. Rossides                                                    69          1989
  Senior Counsel, Rogers & Wells; former Assistant Secretary,
  United States Treasury Department

William C. Warren*                                                    88          1988
  Dean Emeritus, Columbia University School of Law; Of Counsel,
  Roberts & Holland

---------------

* Member of Executive Committee.

     Each nominee is a director of the Bank.

     The following nominees hold directorships in public companies: Mr. Adamko, Tommy Hilfiger Corporation; Mr. Feldesman, Grand Court Lifestyles, Inc.; and Mr. Rabb, Defense Software & Systems, Inc. and M.I.C. Industries, Inc.

     Reference is made to "Security Ownership of Directors and Executive Officers and Certain Beneficial Owners" on page 8 for information as to the nominees' holdings of the Company's equity securities.

EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following table sets forth information concerning the compensation for the Company's last three completed fiscal years with respect to its chief executive officer and the four other most highly compensated executive officers who served as such at December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                  ANNUAL          ----------------------------
                                               COMPENSATION        RESTRICTED      SECURITIES     ALL OTHER
                                           --------------------       STOCK        UNDERLYING      COMPEN-
    NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)   AWARDS($)(1)     OPTIONS(#)    SATION($)(2)
----------------------------------- ----   ---------   --------   -------------   ------------   ------------
Louis J. Cappelli                   1996    315,577    275,000       625,000                        37,245
  Chairman of the Board and         1995    306,324    150,000                                      26,556
  Chief Executive Officer,          1994    251,000     85,000                                      20,032
  Sterling Bancorp
  Chairman of the Board,
  Sterling National Bank
John C. Millman                     1996    227,695    135,000       437,500                        14,365
  President,                        1995    221,019    100,000                                       5,331
  Sterling Bancorp                  1994    189,500     65,000                                       2,785
  President and Chief Executive
  Officer,
  Sterling National Bank
Jerrold Gilbert                     1996    127,500     25,000        62,500         12,000          6,841
  Executive Vice President,         1995    122,500     10,000                                       2,716
  General Counsel and Secretary,    1994    117,500     10,000                                       2,704
  Sterling Bancorp
  Executive Vice President,
  General Counsel and Secretary,
  Sterling National Bank
John A. Aloisio                     1996    139,500     20,000                       12,000          6,428
  Vice President,                   1995    127,500     12,000                                       2,865
  Sterling Bancorp                  1994    122,500      9,000                                       2,482
  Executive Vice President,
  Sterling National Bank
Leonard Rudolph                     1996    139,500     20,000                       15,000          6,309
  Vice President,                   1995    126,000     15,000                                       2,790
  Sterling Bancorp                  1994    120,000     12,000                                       2,379
  Executive Vice President,
  Sterling National Bank

---------------

     (1) As of December 31, 1996, Messrs. Cappelli, Millman and Gilbert, respectively, owned in the aggregate 50,000, 35,000 and 5,000 Common Shares subject to restrictions, valued at $737,500, $516,250, and $73,750, and as to which dividends are payable. Restrictions on such Common Shares lapse as to 25 percent thereof on the first, second, third and fourth anniversaries of the date of grant, January 3, 1996. Accordingly, as of January 3, 1997, 12,500, 8,750, and 1,250 Common Shares owned by Messrs. Cappelli, Millman and Gilbert, respectively, were no longer subject to restrictions.

     (2) Represents for each executive the term life insurance premiums paid by the Company on his behalf plus his allocable share of the Company's Employee Stock Ownership Plan ("ESOP") compensation expense, and as to Messrs. Cappelli and Millman, $13,935 and $7,489, respectively, accruing to them for 1996 under the Company's supplemental pension benefit plan (see "Retirement Plans" below) as compensation for Internal Revenue Code limitations on contributions to the ESOP for them.

     Mr. Cappelli became the Company's President and Chief Operating Officer in February, 1992, and became its Chairman and Chief Executive Officer in June, 1992. Mr. Millman was elected President of the Company in April, 1993, having previously been Executive Vice President.

     Employment Contracts. The Company has agreements with Messrs. Cappelli and Millman which currently provide for terms extending until December 31, 2001 and December 31, 1999, respectively, and contain change of control provisions entitling the executive to monthly severance payments equal to one-twelfth of base salary for a period of 36 months if the executive is terminated other than for cause or has good reason to terminate his employment, all as defined in the agreements. The executive also has twelve months after a change of control to terminate his employment for any reason and receive the severance benefits. These agreements were entered into upon the recommendation of the Board's Compensation Committee in 1993.

     Retirement Plans. In November 1984, (1) the Sterling Bancorp/Sterling National Bank Employees' Retirement Plan ("New Plan"), a defined benefit plan which covers all of their respective eligible employees, was adopted and (2) the separate defined benefit plans ("Old Plans") previously maintained by Sterling National Bank and Standard Financial Corporation (since merged into the Company) were terminated, vesting the benefits of the participants in the Old Plans for all years of credited service. The New Plan gives credit for credited service under the Old Plans but provides, in substance, for a participant's vested benefits under the Old Plans to be offset against the benefits to be provided the participant under the New Plan. Accordingly, the retirement benefits to be provided a continuing employee can be determined simply by reference to the provisions of the New Plan.

     An employee becomes eligible for participation in the New Plan upon the attainment of age 21 and the completion of one year of service. All contributions required of the New Plan are made by the employers and no employee contributions are required or permitted.

     The following table sets forth the estimated annual retirement benefits, on a life annuity and guaranteed 10 year certain basis, payable to persons in specified remuneration and years of service classifications, not subject to any offset amount.

                               PENSION PLAN TABLE

   HIGHEST
 CONSECUTIVE
  FIVE YEAR
   AVERAGE                                       ESTIMATED ANNUAL RETIREMENT BENEFIT* AT AGE 65 FOR
COMPENSATION                                          REPRESENTATIVE YEARS OF CREDITED SERVICE
   IN LAST         ---------------------------------------------------------------------------------------------------------------
  10 YEARS           10           15           20           25           30           35           40           45           50
-------------      -------     --------     --------     --------     --------     --------     --------     --------     --------
  $100,000.......  $14,760     $ 22,140     $ 29,520     $ 36,900     $ 44,280     $ 51,660     $ 59,040     $ 66,420     $ 73,800
   150,000.......   22,260       33,390       44,520       55,650       66,780       77,910       89,040      100,170      111,300
   200,000.......   29,760       44,640       59,520       74,400       89,280      104,160      119,040      133,920      148,800
   250,000.......   37,260       55,890       74,520       93,150      111,780      130,410      149,040      167,670      186,300
   300,000.......   44,760       67,140       89,520      111,900      134,280      156,660      179,040      201,420      223,800
   350,000.......   52,260       78,390      104,520      130,650      156,780      182,910      209,040      235,170      261,300
   400,000.......   59,750       89,640      119,520      149,400      179,280      209,160      239,040      268,920      298,800
   450,000.......   67,260      100,890      134,520      168,150      201,780      235,410      269,040      302,670      336,300
   500,000.......   74,760      112,140      149,520      186,900      224,280      261,660      299,040      336,420      373,800

---------------

     * Figures in the table do not give effect to provisions of the Tax Equity and Fiscal Responsibility Act of 1982, which impose limitations on maximum retirement benefits payable after December 31, 1982, or of provisions of the Revenue Reconciliation Act of 1993, which impose further limitations as to benefits payable after December 31, 1993 but reflect the provisions of the Company's supplemental pension benefit plan, as amended, ("Supplemental Plan") providing for supplemental payments to retirees of the Company in amounts equal to the difference between the retirement benefits such retirees actually receive and the amount which would have been received if Internal Revenue Code limitations were not in effect.

     Annual benefits are calculated on the highest consecutive five-year average compensation during the ten years preceding retirement as provided in the New Plan.

     The pensions computed under the New Plan are equal to the sum of:

          (1) 1% of the average compensation up to $4,800, multiplied by the number of years of credited service, plus

          (2) 1 1/2% of the average compensation in excess of $4,800, multiplied by the number of years of credited service.

     Average compensation under the New Plan includes salary compensation but not other types of compensation; bonus compensation for designated senior management executives, including the Chairman and President, is included under the Supplemental Plan as currently in effect.

     The current number of years of service credited to Messrs. Cappelli, Millman, Gilbert, Aloisio and Rudolph are 45, 20, 22, 6 and 6 respectively.

OTHER PLANS

     The following table sets forth information as to incentive stock options held at December 31, 1996 by each of the executive officers named in the summary compensation table; no other options or stock appreciation rights ("SARs") were held by such officers.

                         FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF COMMON SHARES
                                             UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                                                 OPTIONS HELD AT                  IN-THE-MONEY OPTIONS
                                                 FISCAL YEAR END                   AT FISCAL YEAR END
                                         -------------------------------     -------------------------------
                 NAME                    EXERCISABLE     NON-EXERCISABLE     EXERCISABLE     NON-EXERCISABLE
---------------------------------------  -----------     ---------------     -----------     ---------------
Louis J. Cappelli......................     35,000                            $ 262,500
John C. Millman........................     25,000                              187,500
Jerrold Gilbert........................      5,000             7,000             33,750           15,750
Leonard Rudolph........................      5,000            15,000             33,750           33,750
John A. Aloisio........................      5,000            12,000             33,750           27,000

     Following a study commenced in 1992, the Board determined that in lieu of further contributions to the profit sharing plans which the Company and Sterling National Bank have had for many years, the Company should utilize an Employee Stock Ownership Plan; under that Plan, all employees of the Company and its subsidiaries who have attained age 21 and completed one year of service of at least 1,000 hours are eligible participants.

PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Shares compared to the cumulative total return on the Standard & Poor's 500 Index (the "S&P 500 Index"), and the Keefe, Bruyette & Woods 50 Index ("KBW 50 Index"). The stock price performance shown on the graph below is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG STERLING BANCORP, THE S&P 500 INDEX AND THE KBW 50 INDEX**

                                     [GRAPH]


                        12/91   12/92   12/93   12/94   12/95   12/96
                        -----   -----   -----   -----   -----   -----
Sterling Bancorp         100     149     136     117     232     281
S&P 500                  100     108     118     120     165     203
KBW 50                   100     127     134     128     204     289

---------------
 * $100 invested on 12/31/91 in Stock or Index.
   Including reinvestment of dividends.
   Fiscal year ending December 31.

** In 1993, when comparison tables like that above were first utilized, the Company, believing an index of publicly-traded companies located in the New York-New Jersey-Connecticut tri-state area and comparable to it asset size would provide a more meaningful comparison than any then publicly available index, constructed such an index in accordance with applicable Securities Exchange Commission rules and utilized that index until 1996. As a result of changes in asset size of the companies comprising that index, the Company believes the index no longer provides a useful comparison and has determined that it would be more appropriate to use the well-recognized KBW 50 Index (issued by Keefe, Bruyette & Woods, Inc.). In 1996, the Company's total return was 21% as compared to 39% for the index previously used.

MEETINGS AND ATTENDANCE OF DIRECTORS; COMMITTEES; FEES

     During the year ended December 31, 1996, the Board of Directors of the Company held five regularly scheduled meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he or she was required to attend. The Company has standing audit and compensation committees and does not have a nominating committee or a committee performing similar functions.

     The members of the audit committee ("Audit Committee") are Messrs. Feldesman (chair), Adamko, Humphreys and Rossides. The Committee held four meetings during the year ended December 31, 1996. Among the functions of the Audit Committee are to review the scope of the audit by the Company's independent accountants, to consider issues which may arise in the course of the audit, monitor the adequacy of the Company's internal accounting controls, discuss the services, fees and charges of the independent accountants, report to the Board in respect of these matters, and recommend the firm to be retained as independent accountants for the Company.

     At its December, 1992 meeting, the Board appointed a Compensation Committee consisting of four non-management directors: Mrs. Berkman, Mr. Feldesman, Mr. Rabb and Mr. Warren; they remain the Committee's members. As it was requested to do, the Committee made recommendations (which the Board approved and adopted), first, as to the corporate policies to be adopted regarding the extent to which executive officer compensation should be performance related and the performance measures which should be considered and, second, as to the compensation and other key terms of employment agreements with Mr. Cappelli and Mr. Millman. The Committee (whose report is Exhibit A to this proxy statement) maintains ongoing responsibility for these matters. The Committee held one meeting during the year ended December 31, 1996.

     Directors who are not salaried officers receive fees for attendance at Board and committee meetings. Each eligible director receives $700 for attending each Board meeting, $400 for attending each committee meeting and a $500 supplemental payment in December of each year. Expenses of directors incurred in traveling to Board and committee meetings are reimbursed by the Company. The Chairman of the Audit Committee receives an annual stipend of $3,000 for service in such capacity in lieu of Audit Committee meeting fees. Mr. Adamko, Vice Chairman of the Company and the Bank, receives a monthly fee of $3,750 but does not receive attendance fees.

TRANSACTIONS WITH THE COMPANY AND OTHER MATTERS

     From time to time, officers and directors of the Company and their family members or associates have purchased or may purchase short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank also makes loans from time to time to related interests of directors. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. Messrs. Feldesman, Rabb, Rossides, and Warren each are counsel to law firms that the Company retained during its last fiscal year.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS; SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The following table sets forth, as of February 28, 1997, holdings of the Company's Common Shares and Preferred Shares by each director and each of the executive officers named in the Summary Compensation Table on page 3 and by all directors and executive officers as a group. The Common Shares are traded on The New York Stock Exchange and the closing price on February 28, 1997 was $16.875 per share.

                                                                                              % OF OUTSTANDING
                                         COMMON      % OF OUTSTANDING        SERIES D             SERIES D
                NAME                  SHARES(1)(2)    COMMON SHARES     PREFERRED SHARES(1)   PREFERRED SHARES
------------------------------------  ------------   ----------------   -------------------   ----------------
Joseph M. Adamko....................       2,000              +
Lillian Berkman.....................      25,100            .32
Louis J. Cappelli...................     188,482           2.42                 5,353                2.16
Walter Feldesman....................       4,500              +
John C. Millman.....................      83,180           1.07                 5,008                2.02
Maxwell M. Rabb.....................       2,000              +
Eugene T. Rossides..................       3,814              +
William C. Warren...................      22,385            .29
Allan F. Hershfield.................       1,800              +
Henry J. Humphreys..................       1,700              +
Jerrold Gilbert.....................      47,517            .61                 4,210                1.70
Leonard Rudolph.....................      23,565            .30                 4,371                1.76
John A. Aloisio.....................      21,445            .28                 4,340                1.75
All directors and executive officers
  as a group (15 in group)..........     452,249           5.81                29,422               11.86

---------------

+ Less than .1 of 1%

     (1) Each nominee and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Cappelli, Millman, Gilbert, Rudolph and Aloisio, and all directors and executive officers as a group, shares shown as owned include 43,891, 3,925, 16,337, 2, 2, and 65,535 Common Shares, respectively, held in profit sharing plans as to which they have power to direct the vote, and the Preferred Shares, set forth above, held by the Company's Employee Stock Ownership Trust upon which they are currently entitled to direct the vote. The shares shown as owned include as to Messrs. Adamko, Hershfield and Warren and Mrs. Berkman 1,000 Common Shares; as to Messrs. Feldesman, Humphreys, Rabb and Rossides 1,500 Common Shares; and as to Messrs. Cappelli, Millman, Gilbert, Rudolph, and Aloisio, and all executive officers as a group, 35,000, 25,000, 12,000, 20,000, 17,000 and 126,500 Common Shares, respectively, covered by outstanding stock options exercisable within 60 days, and, as to Messrs. Cappelli, Millman, Gilbert, and all executive officers as a group include 37,500, 26,250, 3,750 and 69,375 Common Shares, respectively, granted under the Company's Stock Incentive Plan as to which they do not have sole investment power, and as to the persons named in note (2) below and all directors and officers as a group, include shares issuable on conversion of Debentures held as set forth in note (2). In addition, the shares shown as owned by Mr. Cappelli include 298 Common Shares owned by his wife, the shares shown as owned by Mr. Millman include 120 shares owned by his wife as custodian, and the shares shown as owned by Mr. Gilbert include 100 shares owned as custodian, beneficial ownership of which each of them disclaims.

     (2) Mrs. Berkman and Messrs. Cappelli and Warren own $9,000 (0.14%), $25,000 (0.4%) and $11,000 (0.18%) principal amounts, respectively, of the Company's Floating Interest Rate Convertible Subordinated Debentures, 4th Series, due 1998 ("4th Series Debentures"), which are convertible into Common Shares at a price of $12.50 per share.

     The following table sets forth the number of Common Shares owned beneficially by Dimensional Fund Advisors, Inc. based upon information provided by it to the Company as of December 31, 1996.

                                                                    NUMBER AND
                                                                     NATURE OF
                                                                   COMMON SHARES      APPROXIMATE
                                                                   BENEFICIALLY      PERCENTAGE OF
                        NAME AND ADDRESS                               OWNED             CLASS
-----------------------------------------------------------------  -------------     -------------
Dimensional Fund Advisors Inc. ("Dimensional")...................     538,395(1)          6.92
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

---------------
     (1) Dimensional has advised the Company that it is a registered investment advisor and is deemed to have beneficial ownership of 538,395 Common Shares as of December 31, 1996, all of which Shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, the DFA Investment Trust Company, a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has advised the Company that all such Shares are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than 5% of the class.

     Sterling Bancorp and Subsidiaries Employee Stock Ownership Trust (whose address is 355 Lexington Ave., New York, NY 10017, Attn: Trust Dept.), established pursuant to the Sterling Bancorp and Subsidiaries Employee Stock Ownership Plan ("ESOP"), owns all 248,131 outstanding shares of Series D Preferred Stock, each share of which is convertible into one Common Share. Until these shares are allocated, voting rights are passed through to participants in the ESOP based on relative compensation in the most recent calendar year. After any shares have been allocated, participants vote shares allocated to their respective ESOP accounts, and receive passed through voting rights with respect to unallocated shares based on relative ESOP account balances. Any Shares with respect to which voting instructions are not received are to be voted by the ESOP Committee.

     Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company's voting securities.

     The Company believes that all required filings have been made under Section 16(a) of the Securities Exchange Act of 1934 by the Company's directors and executive officers, except that Mr. Rabb did not reflect 500 Common Shares purchased by him in April 1996 and Messrs. Hershfield and Warren did not reflect, in the aggregate, 138 and 7 Common Shares, respectively, acquired by them in July and October 1996 through the Company's dividend reinvestment plan in Section 16(a) filings until corrective filings were made by each of them in December 1996. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 were required to be filed under the applicable rules of the Securities and Exchange Commission.

                   APPROVAL OF STOCK INCENTIVE PLAN AMENDMENT

     In April 1992, shareholders approved adoption of the Company's Stock Incentive Plan, which authorized the grant of awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock or a combination of these. Information as to the types of awards and the Federal income tax consequences of each type is set forth under appropriate captions on pages 10 through 12 below. All of the 100,000 shares covered by the Plan were awarded in the form of incentive stock options.

     In April 1995, shareholders approved an amendment to the Plan which increased the aggregate number of shares subject to the Plan by 300,000. In April 1996, shareholders approved an amendment to the Plan which increased the aggregate number of shares subject to the Plan by an additional 300,000.

     Since those two amendments, awards covering an aggregate of 616,000 shares have been made. After giving effect to such awards, only 84,000 shares remain available under the Plan.

     The Compensation Committee has advised the Board of Directors of its belief that there should be greater utilization of stock-based compensation and has recommended that the number of shares available under the Plan be increased by 350,000 shares (see "Compensation Committee Report" attached as

Exhibit A to this Proxy Statement). The Board of Directors has approved and recommends to the shareholders an amendment to the Plan which would increase the aggregate number of shares subject to it by 350,000. The text of the amendment is attached as Exhibit B to this Proxy Statement. No grants will be made under the Plan pursuant to the proposed amendment unless the shareholders approve the amendment at the 1997 Annual Meeting.

     Approval of the amendment requires the affirmative vote of a majority of the holders of outstanding shares entitled to vote.

     The Board of Directors recommends a vote FOR the approval of the amendment, and it is intended that proxies not marked to the contrary will be so voted.

ADMINISTRATION

     Authority to administer the Plan was delegated by the Board to a Committee which consists of at least three directors, none of whom is to be eligible to participate in awards (other than automatic awards to Non-Employee Directors). In addition to Non-Employee Directors, all officers and key employees of the Company and its subsidiaries who are in positions which enable them to make significant contributions to long-term performance and profitability of the Company are eligible to receive awards. Approximately 75 employees of the Company and its subsidiaries are eligible to participate in the Plan.

TYPE OF AWARDS

     Awards granted pursuant to the Plan may take the form of Incentive Stock Options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs"), Restricted Stock or a combination of these forms of awards.

     Incentive Stock Options. The exercise price of an ISO may not be less than 100% of the fair market value of the Company's Shares on the date of grant. If the aggregate market value (determined on the date of grant) of all shares subject to ISOs that first become exercisable by an individual optionee in a single calendar year exceeds $100,000, the excess is to be treated as NQSOs. An optionee may exercise an ISO during the option period at such time, and in such amounts (subject to a 100 share minimum), as he desires and may pay the exercise price in cash or in such other consideration as the Committee may determine. All ISOs granted under the Plan are exercisable for a ten year period, on a cumulative basis at a rate of twenty-five (25%) each year, beginning one year after the date of grant, unless the Committee determines otherwise; provided that, unless the Committee determines otherwise in an optionee's written award agreement, all ISOs granted to an optionee will become exercisable upon the termination of the optionee's employment by the Company without "cause," or upon a "change in control" of the Company (as each such term is defined in the Plan). In the event of termination of an optionee's employment, other than by the Company for cause, or in the event of death or disability, any unexercised portion of the ISO which is exercisable at the time of termination will terminate three months following such termination unless the expiration date of the ISO occurs sooner. If such termination of employment is by reason of death or disability, the portion of the ISO which is exercisable at the time of termination may be exercised for a period of 12 months after such termination, unless the expiration date of the ISO occurs sooner. In the event the Company terminates an optionee's employment for cause, any unexercised portion of the ISO will terminate immediately upon termination of employment. Additional restrictions apply to ISOs granted to a 10 percent stockholder (as defined in Section 422 of the Code).

     Non-Qualified Stock Options. All Non-Qualified Stock Options granted under the Plan may be for such (i) number of shares, (ii) exercise price and (iii) term as the Committee, in its sole discretion, may determine. All NQSOs granted under the Incentive Plan are exercisable beginning six months after the date of grant unless the Committee determines otherwise; provided that, unless the Committee determines otherwise in an optionee's written award agreement, all NQSOs granted to an optionee will become exercisable upon the termination of the optionee's employment by the Company without cause, or upon a change in control of the Company. The terms of the Plan regarding exercisability of NQSOs following termination of employment are identical to those applicable to ISOs.

     Stock Appreciation Rights. Pursuant to the terms of the Plan SARs are granted only (i) in conjunction with the granting of options, (ii) in an amount not in excess of the number of Shares granted in the related option and (iii) on terms providing that the exercise of an option for a given number of shares terminates the related SAR for that number of shares (so that the total number of shares for which an option and the related SAR may be exercised cannot exceed the number of shares granted in the option). SARs provide the participant with an amount equal to the difference between the fair market value of the Shares on the date the SAR is exercised and the exercise price of the option; such amount is to be paid, in the discretion of the Committee, either in cash or in shares (valued at their fair market value on the date of exercise) or a combination thereof. Each SAR is subject to the same conditions on termination of employment as the related option.

     Restricted Stock. A recipient of Restricted Stock may be entitled to receive Shares of the Company at no out-of-pocket cost or to purchase Shares of the Company at a price determined by the Committee which is expected to be below the fair market value of the Shares. The time period of the restrictions and rate of lapse of such restrictions will be determined by the Committee in its sole discretion; provided that, unless the Committee determines otherwise in a grantee's written award agreement, all such restrictions shall lapse upon the termination of the grantee's employment by the Company without cause, or upon a change in control of the Company.

     Shares. The number of shares available is subject to adjustment in order to prevent dilution. To the extent that options expire or are cancelled without having been exercised or Restricted Stock is forfeited, the shares involved shall become available for future grants or awards.

NON-EMPLOYEE DIRECTOR GRANTS

     Under the Plan, as amended, each Non-Employee Director will automatically be granted an NQSO on the last day the Company's Common Shares are traded in April. Such NQSO is to be for 2,000 shares, is to become exercisable in four equal installments -- commencing on the first anniversary of the date of grant -- and to expire on the fifth anniversary of such date, and is to provide for a purchase price equal to 100% of the fair market value of the Common Shares on the date of grant; provided that an NQSO shall be immediately exercisable in the event of a change in control of the Company. Each Non-Employee Director is to be granted such an option in each April commencing in 1995 and terminating in 1999 or such earlier time as his services as a director terminate; upon such termination all options then exercisable may be exercised during a period of three months, except that if termination is by reason of death, the legal representative of the deceased Non-Employee Director has six months to exercise all options regardless of whether the decedent could have then exercised them.

AMENDMENT

     The Plan may be amended, terminated or modified by the Board at any time, except that the Board may not, without approval by a vote of the shareholders of the Company (subject, however, to changes resulting from stock dividends, stock splits or similar changes in the Company's capitalization), (i) increase the maximum number of shares for which options and awards may be granted under the Plan, (ii) reduce the exercise price at which options may be granted, (iii) extend the period during which options may be granted or exercised beyond the times originally prescribed, (iv) change the persons eligible to participate in the Plan, or (v) increase the number of options or awards that may be granted to a participant or materially increase the benefits accruing to participants under the Plan. No such termination, modification or amendment may affect the rights of a participant under an outstanding option or the grantee of an award.

FEDERAL INCOME TAX CONSEQUENCES

     In general, except as described below with respect to Restricted Stock, no taxable income will be recognized by the participant, and no deduction will be allowed to the Company, upon the grant of any option, SAR or shares of Restricted Stock under the Plan.

     Non-Qualified Stock Options. In general, upon exercise of an NQSO, an optionee will recognize income in the year in which the option is exercised in an amount equal to the difference between the fair market value of the Shares on the date of exercise and the exercise price; the amount so recognized as income will be deductible by the Company.

     Upon any subsequent sale of the shares, the optionee's basis in the shares for determining gain or loss will be the sum of the exercise price and any income recognized upon exercise. If the shares purchased as a result of the exercise of such option constitute a capital asset in the hands of the optionee, any gain or loss recognized to the optionee upon the sale or other disposition of any of these shares will be a capital gain or loss, either long-term or short-term, depending upon the holding period of the shares.

     Incentive Stock Options. No taxable income will be recognized by the optionee upon the exercise of an ISO, but the difference between the fair market value of the shares on the date of exercise and the exercise price is an item of tax preference, subject to the possible application of the alternative minimum tax. If the shares purchased on the exercise of an ISO are held for a period of at least two years from the date of the grant of the option and one year from the date the option is exercised, any gain recognized on a subsequent sale of such Shares will constitute long-term gain rather than ordinary income, and the Company will not be entitled to any deduction with respect to the option.

     However, if the optionee disposes of such shares within one year from the date of exercise or two years from the date of the grant of the option, the excess of the lesser of the fair market value of the shares at the time of exercise and the amount realized by the optionee on such disposition over the exercise price will be taxed as ordinary income, and the Company will be entitled to a corresponding deduction. Any further gain or any loss recognized on such a disposition generally will be a capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

     Stock Appreciation Rights. Upon exercise of an SAR the amount of cash received (or the value of any shares received) must be treated as compensation income by the employee. Under such circumstances, the Company will be entitled to a corresponding tax deduction in the same amount which the employee is required to treat as compensation income.

     Restricted Stock. The award of Restricted Stock to an employee is not taxable to the employee at the time of grant. Generally, the employee will recognize ordinary income when the restrictions against transfer of the stock lapse in an amount equal to the value of the stock at that time. Alternatively, the employee can elect under Section 83(b) of the Code (a "Section 83(b) Election") to include the value of the Stock at the time of the grant, less any amount paid for it, in his income for the year in which he received the Restricted Stock. The employee must file this election with the Internal Revenue Service within 30 days after the Restricted Stock is transferred to him. If the employee makes this election, subsequent changes in the value of the stock will not result in ordinary income or loss to him. However, if the stock is later forfeited, the employee will not be entitled to any deduction with respect to the amount he earlier included as ordinary income. The Company will be entitled to an income tax deduction in the year in which the employee recognized ordinary income with respect to the Restricted Stock in an amount equal to the income recognized by the employee.

     If no Section 83(b) Election is made, (i) no income will be recognized by the employee (and the Company will not be entitled to a deduction) with respect to the Restricted Stock until the date the restrictions lapse, (ii) any dividends paid on the Restricted Stock until the restrictions lapse will be taxed to the employee as compensation income (and the Company will be entitled to a deduction) and (iii) the employee will recognize ordinary income at the time the restrictions lapse in an amount equal to the fair market value of the Restricted Stock at that time, less the amount paid, if any, and the Company will be entitled to a corresponding deduction.

     On April 30, 1996, pursuant to the terms of the Plan, NQSOs to purchase 2,000 Common Shares were granted to each of the Company's eight Non-Employee Directors at a price of $11.375 per share, the closing price of the Common Shares on such date. Effective January 31, 1997, options covering 157,000 Common Shares were granted to executive officers (75,000 to Mr. Cappelli; 40,000 to Mr. Millman; 15,000 to Mr. Gilbert; 12,000 to Mr. Rudolph; and 15,000 to Mr. Aloisio), and options covering 72,000 Common Shares were granted to other employees. Commencing on the first anniversary of the effective date, the options generally become exercisable in installments to the extent appropriate to qualify to the maximum extent possible as ISOs, subject to earlier exercisability upon the death or disability of the grantee or other specified events. The exercise price of each such option is $15.50, the closing price of the Common Shares on January 31, 1997.

REQUIRED VOTE FOR APPROVAL

     Approval of the Amendment requires the vote of a majority of the holders of the outstanding shares entitled to vote.

     The Board of Directors recommends a vote FOR the approval of the Amendment, and it is intended that proxies not marked to the contrary will be so voted.

                                    GENERAL

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of KPMG Peat Marwick LLP, which firm audited the financial statements for the Company's fiscal year ending December 31, 1996 and which has been the auditor for the Company and its predecessors since 1958, are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     Any shareholder who may desire to submit a proposal for inclusion in the proxy and proxy statement for the 1998 Annual Meeting of Shareholders scheduled to be held on April 16, 1998, must present such proposal in writing to the Company at 430 Park Avenue, New York, New York 10022-3505, Attention: Jerrold Gilbert, Secretary, not later than the close of business on November 7, 1997.

OTHER

     Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with their best judgment.

     The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by personal interview, telephone or telegram. The Company reimburses brokerage houses, custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $3,500, plus expenses, for these services.

     The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 1996 accompanies this Notice and Proxy Statement.

     THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED, WITHOUT CHARGE, TO ANY SHAREHOLDER SENDING A WRITTEN REQUEST THEREFOR TO JOHN W. TIETJEN, CHIEF FINANCIAL OFFICER, STERLING BANCORP, 430 PARK AVENUE, NEW YORK, NY 10022-3505.

                                          STERLING BANCORP
Dated:  March 14, 1997

                                                                       EXHIBIT A

COMPENSATION COMMITTEE REPORT

     The policy of the Company, adopted by the Board of Directors in 1993 on the recommendation of our Committee, is:

          "Company policy should be to make a meaningful part of the compensation of executive officers be based on performance. While the relative importance of performance measures may vary from year to year in line with corporate business plans and the Committee's judgment, the measures would include, amongst other criteria, earnings, return on assets, return on equity, loan and deposit growth."

     With respect to the Company's Chairman and President, their employment agreements, as mandated by our Committee, provide for annual performance bonuses to be based on performance targets set by the Committee together with its evaluation of relevant qualitative factors. 1996 targets were set for consolidated earnings, return on assets, return on equity, loans, and deposits and customer repurchase agreements; each performance target was set at a level representing meaningful growth over the appropriate base period. Given the Company's 1996 performance, bonus amounts of $275,000 and $135,000, respectively, were determined for Messrs. Cappelli and Millman.

     We believe that the advances made by the Company since we recommended that performance-based compensation be emphasized and that there should be greater utilization of stock-based compensation demonstrate the soundness of this compensation philosophy and in this connection we recommended to the Board an increase of 350,000 in the shares available under the Company's Stock Incentive Plan, which increase the Board is recommending to the shareholders for approval at the upcoming annual meeting.

     After considering the Company's achievements in earnings growth, enhanced assets and capital, business expansion and heightened recognition in the financial markets and after evaluating the contributions made by Messrs. Cappelli and Millman and the responsibilities undertaken by them, our Committee determined that the annual base salaries under the Company's employment agreements with them, which had not been increased since these agreements were entered into in early 1993, should be increased to $400,000 and $265,000, respectively, and the terms of these agreements extended to December 31, 2001 and December 31, 1999, respectively.

Dated:  January 29, 1997

               Walter Feldesman                                  Lillian Berkman, Chair
               Maxwell M. Rabb                                   William C. Warren

                                                                       EXHIBIT B

                STERLING BANCORP STOCK INCENTIVE PLAN AMENDMENT

     A. INTRODUCTION -- Sterling Bancorp (the "Company") desires to amend the Stock Incentive Plan originally adopted by its Board on February 20, 1992 and approved by its shareholders on April 16, 1992, as amended by its Board on February 4, 1995, which amendment was approved by its shareholders on April 20, 1995, and as amended by its Board on February 8, 1996, which amendment was approved by its shareholders on April 18, 1996 (which upon the effectiveness of this amendment will be known as the "Sterling Bancorp Stock Incentive Plan") (the "Plan") to increase the maximum aggregate number of shares subject to the Plan by 350,000.

     B. EFFECTIVENESS -- This amendment shall become effective if it shall be approved by the vote of a majority of the outstanding voting shares entitled to notice of and to vote at the 1997 annual meeting of shareholders. In the event of any conflict between the provisions of this amendment and of the Plan as originally adopted, the provisions of this amendment shall control.

     C. SHARES SUBJECT TO THE PLAN -- The first sentence of Section 3 of the Plan, as amended, is amended to further increase the number set forth therein by 350,000.

                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                                     [LOGO]

                           Subsidiaries and Division

                             STERLING NATIONAL BANK
                          STERLING FACTORS CORPORATION
              STERLING NATIONAL MORTGAGE COMPANY, INC. (NEW YORK)
               STERLING NATIONAL MORTGAGE CORPORATION (VIRGINIA)
                          STERLING BANKING CORPORATION
                 STERLING FINANCIAL SERVICES COMPANY (DIVISION)

                                STERLING BANCORP

                    430 PARK AVENUE, NEW YORK, NY 10022-3505

                                    [LOGO]

PROXY                                      THIS PROXY IS SOLICITED ON BEHALF
                                               OF THE BOARD OF DIRECTORS

                           (LOGO) STERLING BANCORP

                ANNUAL MEETING OF SHAREHOLDERS, APRIL 17, 1997


     The undersigned appoints Louis J. Cappelli, John C. Millman and Lillian Berkman, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares and Preferred Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on April 17, 1997, and all adjournments thereof, hereby revoking any proxy heretofore given.


                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

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STERLING BANCORP

                                                            THIS IS YOUR PROXY
                                                        YOUR VOTE IS IMPORTANT

                               COMPANY HIGHLIGHTS

                  1996 was a record year for Sterling Bancorp

 . Net income increased 46% from 1995.

 . Shareholders' equity increased 29% from 1995.

 . Market value increased 40% from December 1995.

                                                              Please mark  /X/
                                                              your votes
                                                              as this


                      PROPOSALS OF THE BOARD OF DIRECTORS
                       THE DIRECTORS RECOMMEND A VOTE FOR

1. ELECTION OF DIRECTORS

Joseph M. Adamko, Lillian Berkman, Louis J. Cappelli, Walter Feldesman, Allan
F. Hershfield, Henry J. Humphreys, John C. Millman, Maxwell M. Rabb, Eugene T. Rossides, William C. Warren.

                        For all       Withheld for all
                        NOMINEES          NOMINEES

                         / /                / /

To withhold authority to vote for any individual nominee(s) write that nominee's name in the space provided.


-------------------------------------------------------------
                      THE DIRECTORS RECOMMEND A VOTE FOR

2. Proposal to approve the Stock Incentive Plan Amendment.

             FOR              AGAINST            ABSTAIN
             / /                / /                / /


3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER
IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS MADE,
THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND
"FOR" APPROVAL OF THE STOCK INCENTIVE PLAN AMENDMENT.



Signature(s)                                               Date
             --------------------------------------------       ----------------

Please mark, date, and sign as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

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